Exhibit 99.1

CORMEDIX INC. Announces fda DECISION THAT ADVISORY COMMITTEE
MEETING FOR new drug application for defencath IS NOT NEEDED

●	PDUFA date remains February 28, 2021
●	Potentially the first antibacterial and antifungal catheter lock solution in the US to prevent catheter related infections in hemodialysis patients

Berkeley Heights, NJ – November 18, 2020 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that the U.S. Food and Drug Administration (FDA) has decided to cancel the Antimicrobial Drug Advisory Committee meeting tentatively scheduled for January 14, 2021 to discuss the New Drug Application (NDA) for Defencath®. When the FDA accepted for filing the Company’s submitted NDA and granted priority review, it set a Prescription Drug User Fee Act (PDUFA) date of February 28, 2021 for the completion of its review for approval of the NDA. The Agency noted that it was planning to hold an advisory committee meeting to discuss the application for Defencath to be used as a catheter lock solution in hemodialysis patients for the prevention of catheter related blood stream infections (CRBSI) and that it had not identified any potential review issues at that time. CorMedix has been notified that based on the Agency’s ongoing dialogue with the Company, discussion at an advisory committee is not needed, and it will continue to work on the application with CorMedix during the remainder of the review cycle.

Khoso Baluch, CorMedix CEO commented, “We are very happy with the level of engagement between FDA and the CorMedix team during the NDA review process. We look forward to completion of the review of the NDA and are considering all strategic options to be able to successfully bring Defencath to the U.S. market as soon as possible.”

Phoebe Mounts, CorMedix Executive Vice President and General Counsel, further added, “It is gratifying that the tremendous effort of the CorMedix team has resulted in continuing progress with the FDA in the review of the NDA and that the decision was made that no discussion with an advisory committee is needed. We intend to continue our effort and dialogue with the Agency to ensure that the priority review process can be completed expeditiously to address the unmet medical need of hemodialysis patients for an antimicrobial catheter lock solution to prevent life-threatening CRBSI.”

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Defencath®, a novel, antibacterial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. Defencath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product, which provides an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also intends to develop Defencath as a catheter lock solution for use in oncology and total parenteral nutrition patients. It is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with programs in surgical sutures and meshes, and topical hydrogels.  The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  Neutrolin™ is CE Marked and marketed in Europe and other territories as a medical device. For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the Defencath development path, including whether a second Phase 3 clinical trial will be required for approval of Defencath’s marketing approval; the resources needed to secure approval of the new drug application for Defencath from the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Defencath/Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. At this time, we are unable to assess whether, and to what extent, the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

(617) 430-7576

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